UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 21, 2015
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746

(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c)	On May 26, 2015, the Company announced the following changes (among others) to its executive management team:

•
The Company has appointed Joseph L. Rotunda to the position of President, North America Pawn, effective May 26, 2015. Mr. Rotunda is a member of the Company's Board of Directors and will continue to serve in that role. Mr. Rotunda, age 68, served as the Company's President and Chief Executive Officer, and a member of the Company's Board of Directors, from August 2000 to November 2010. Upon his retirement in November 2010, Mr. Rotunda served as a consultant to the Company from November 2010 to November 2013 and has since served as a consultant and adviser to various businesses. Mr. Rotunda also serves as a director of eCommission Financial Services, Inc., a privately held company focusing on commission advance products to real estate professionals.

As President, North America Pawn, Mr. Rotunda will receive an annual salary of $550,000 and a target bonus of 100% of base salary (prorated for fiscal 2015). He will be eligible to receive annual restricted stock grants commencing with fiscal 2016. Mr. Rotunda will also receive standard executive healthcare and retirement benefits. These benefits include a severance plan that provides for salary continuation for a period of one year if the company terminates Mr. Rotunda's employment without cause. As an executive member of the Board of Directors, Mr. Rotunda will not receive any additional compensation for serving as a director.

•
As previously announced, the Company has hired Mark Ashby to serve as Chief Financial Officer (principal financial officer). Mr. Ashby’s employment with the Company commenced on May 26, 2015, and his appointment as Chief Financial Officer is effective as of such date. For a description of Mr. Ashby’s background, experience and compensation arrangements, see the Company’s Current Report on Form 8-K dated February 26, 2015.

•	Mark Kuchenrither, who had been serving as President and Chief Operating Officer and acting Chief Financial Officer, has assumed a consulting role with the Company, effective May 26, 2015.
A copy of the Company's press release, dated May 26, 2015, announcing these and other changes to the Company’s executive management team is filed as Exhibit 99.1 to this Report.

(e)
(1)    As noted above, the Company and Mr. Kuchenrither have entered into a consulting agreement (the “Agreement”)pursuant to which Mr. Kuchenrither will provide certain consulting and advisory services as directed by the Chief Executive Officer. During the term of the Agreement, the Company will pay Mr. Kuchenrither $450,000 per year and will continue Mr. Kuchenrither’s executive-level healthcare benefits. The Agreement runs for two years, unless sooner terminated by either party. If the agreement is terminated prior to the end of its stated two-year term, Mr. Kuchenrither, under certain circumstances, will be entitled to a severance payment equal to $800,000 (the amount of his current base salary) less the aggregate amount of payments Mr. Kuchenrither previously received under the Agreement. In the Agreement, Mr. Kuchenrither provided a general release of claims against the Company and affirmed certain noncompetition and nonsolicitation obligations to which he is subject during the term of the Agreement and for a period of one year thereafter. The terms of the Agreement supersede and supplant all other obligations the Company has to pay severance to Mr. Kuchenrither (including the terms of his offer letter, which provide for salary continuation for a period of one year following the termination of his employment). A copy of the Agreement is filed as Exhibit 99.2 to this Report.

(2)
As previously disclosed, when Stuart I. Grimshaw was hired as Executive Chairman, he was given a $600,000 short-term bonus opportunity based on his performance against objectives established by the Compensation Committee. In March 2015, those objectives were revised to better reflect the Company’s strategic position and were designed to drive the implementation of a strategic restructuring plan (measured by significant reductions in ongoing and recurring operating and administrative expenses). The Compensation Committee, after certifying that Mr. Grimshaw had achieved the established performance objectives, recently approved payout of the bonus in accordance with the terms of Mr. Grimshaw’s offer letter.

Item 5.07 — Submission of Matters to a Vote of Security Holders
On May 21, 2015, the sole holder of the Company's Class B Voting Common Stock approved the performance goal applicable to Mr. Grimshaw’s short-term bonus opportunity. On that day, there were 2,970,171 shares of the company's Class B Voting Common Stock outstanding, all of which are held by MS Pawn Limited Partnership.

Item 9.01 — Financial Statements and Exhibits
(d)    Exhibits.

99.1	Press Release, dated May 26, 2015, announcing executive management changes
99.2	Consulting Agreement, dated May 26, 2015, between the Company and Mark Kuchenrither

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: May 27, 2015	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 26, 2015, announcing executive management changes
99.2	Consulting Agreement, dated May 26, 2015, between the Company and Mark Kuchenrither